Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the reference to our firm, in the context in which they appear, and to the references to, and to the inclusion of, our reserve report, dated October 2nd, 2024, with respect to the estimates of combined reserves of Prairie Operating Co., as of June 30, 2024, included in or made part of this Current Report on Form 8-K, of the Company, and to the incorporation by reference of such report in the Registration Statement on Form S-1 (No. 333- 272743) and the Registration Statement on Form S-8 (No. 333- 278889) of the Company, filed with the U.S. Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

October 4, 2024